UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):
March 16, 2007
CASH AMERICA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1600 West 7th Street
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 335-1100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
     On March 16, 2007, Cash America International, Inc. (the “Company”) entered into the First Amendment (the “Amendment”) to its First Amended and Restated Credit Agreement dated as of February 24, 2005 among the Company, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent on behalf of a ten-member bank group representing total commitments of $250 million. Among other things, the Amendment extends the maturity date of the credit agreement to March 16, 2012. The Amendment also includes a feature that permits the Company to increase the aggregate revolving commitments under the credit agreement to $300 million upon receipt of sufficient commitments. The Amendment is attached as an exhibit to this Current Report on Form 8-K.
Item 9.01      Financial Statements and Exhibits
(d)   Exhibits
10.1	First Amendment dated as of March 16, 2007 to the First Amended and Restated Credit Agreement dated as of February 24, 2005 among Cash America International, Inc., as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, an L/C Issuer and Swing Line Lender, and the Other Lenders Party Thereto.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.
Date: March 22, 2007	By:	/s/ Thomas A. Bessant, Jr.
Thomas A. Bessant, Jr., Executive Vice
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment dated as of March 16, 2007 to the First Amended and Restated Credit Agreement dated as of February 24, 2005 among Cash America International, Inc., as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, an L/C Issuer and Swing Line Lender, and the Other Lenders Party Thereto.